Citizens, Inc. Reports First Quarter 2024 Financial Results

AUSTIN, TX – May 7, 2024 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits and final expense insurance, today reported results for the first quarter ended March 31, 2024.

“We are thrilled with our continued exceptional execution in the first quarter to our strategic roadmap designed to deliver sustainable increased book value per share and enhanced operating results. Customers in large and underserved markets are embracing our innovative new products on their path toward financial security. First year premiums have increased year-over-year for six consecutive quarters,” said Company Vice Chairman and CEO, Gerald W. Shields. “We remain fully committed to persistent and profitable growth, as evidenced by our positive net cash from operations annually since 2004.”

“Looking ahead, we expect continued sales growth in 2024 leading to strong profit growth in the full year 2025. We believe we’re well positioned to drive long-term value creation for our shareholders. Our competitive advantages in growing niche markets globally, rapid expansion of the sales force, and profitable product development expertise, coupled with our intense focus on strong execution on our clear growth opportunities, has provided us with great confidence in our outlook,” concluded Shields.

Key First Quarter and Recent Business Highlights
Record setting quarter for Citizens, including:
•Highest amount of insurance issued ever in a quarter - Insurance issued increased 61% to $274.5 million in Q1 2024 compared to the same period in 2023, primarily from sales of our new products and an increase in producing agents.
•Record insurance in force; over $5 billion of insurance in force at March 31, 2024.
•Record number of agents - increased global network of producing agents in Q1 2024, an increase of 20% at the end of Q1 2024 compared to December 31, 2023.
•First analyst research reports published on Citizens. Reports issued by Sidoti & Company and Singular Research.

First Quarter 2024 Financial Highlights
•Total revenues increased 3% to $57.7 million in Q1 2024, from $55.9 million in the year-ago quarter.
•First year life and A&H premiums increased 42% in Q1 2024, the sixth consecutive quarter of year-over-year growth in first year premiums, driven by new domestic growth and new products.
•Net income of $4.5 million, $0.09 per fully diluted Class A share, in Q1 2024, from $4.9 million, $0.10 in Q1 2023.
•Positive net cash provided by operating activities of $6.8 million in Q1 2024. The Company has had positive net cash provided by operating activities annually since 2004.
•Cash and cash equivalents of $23.2 million and no debt at March 31, 2024.
•Book value per Class A share of $3.94 increased 28% over the year-ago quarter. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $5.95 increased 10% over the year-ago quarter.

2024 Milestones
For 2024, the Company has set the following milestones:
•Increase first year life and A&H premium revenues at least 6%
•Improve policyholder retention metrics at least 4%
•Expand global network of producing agents at least 20%
•Introduce 2 to 3 new products or major product enhancements. Citizens delivered a new product in Q1 2024

First Quarter 2024 Performance and Highlights

Total revenues increased 3% to $57.7 million in Q1 2024, from $55.9 million in the year-ago quarter with significant growth in the Life Insurance segment, where first year premiums increased by 77% from first quarter 2023. First year life and A&H premiums increased 42% to $5.9 million in Q1 2024 compared to the same year-ago period, driven by new products including new domestic final expense insurance products, and an increased number of producing agents. Renewal premiums were $32.7 million in the first quarter of 2024, compared to $34.0 million in the same year-ago period. This decrease was primarily due to the Company’s strategic exit from its Louisiana property insurance business on June 30, 2023, which negatively impacted the Home Service Insurance segment premium revenue in Q1 2024 as compared to the prior year quarter, and to a lesser extent, the residual impact of the levels of surrenders and matured endowments over the last several years.

Total benefits and expenses increased by $3.6 million to $52.8 million in the first quarter of 2024, from $49.2 million in the same year-ago period. The increase was primarily due to higher claims and surrender benefits paid, specifically death claims resulting from the increase in policies issued over the past few years, and contractually matured endowments.

As a result of the higher benefits and expenses, net income for the first quarter of 2024 was $4.5 million, or $0.09 per fully diluted Class A share, a decrease from net income of $4.9 million, or $0.10 per fully diluted Class A share, in the prior year quarter.

Investments
Net investment income for the first quarter of 2024 increased to $17.5 million compared to $17.1 million in the prior year period, driven by higher income from fixed maturity securities resulting from rising interest rates and growth in the Company’s limited partnership asset base. The average pre-tax yield on the investment portfolio was 4.6% in the first quarter of 2024, an increase of 9 basis points compared to the prior year same period.

Investment related gain of $1.0 million for the first quarter of 2024 compared to a $0.3 million loss in the first quarter of 2023. The improvement was primarily due to changes in fair market value in the Company’s limited partnership portfolio.

The carrying value of the Company’s fixed maturity securities investment portfolio at March 31, 2024 was $1.2 billion, the same as December 31, 2023.

Cash Flow/Capital/Share Repurchase
Positive net cash provided by operating activities was $6.8 million in Q1 2024. The Company has had positive net cash provided by operating activities annually since 2004 reflecting the strength and consistency of the Company’s liquidity. The Company had cash and cash equivalents of $23.2 million and no debt at March 31, 2024.

The Board of Directors is confident in the Company’s strategy and future and authorized a share repurchase program in May 2022 under which the Company may repurchase up to $8 million of its outstanding shares of Class A common stock. $4.4 million of available repurchases remain on the current authorization at March 31, 2024.

About Citizens, Inc.
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses) and income (loss) from ceased businesses. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended March 31,
(In thousands, except per share data)	2024	2023
Balance sheet data
Total assets	$1,665,663	1,638,481
Total liabilities	1,470,480	1,484,190
Total stockholders' equity	195,183	154,291
Life insurance in force, net	4,404,254	4,297,228

Operating items
Insurance premiums	$38,673	38,249
Net investment income	17,487	17,074
Investment related gains (losses), net	963	(288)
Total revenues	57,712	55,914

Claims and surrenders	33,113	30,299
Other general expenses	11,338	11,260
Total benefits and expenses	52,787	49,199

Income before federal income tax	4,925	6,715
Federal income tax expense	383	1,843
Net income	4,542	4,872

Per share data
Book value per share	$3.94	3.09
Diluted income per Class A share	0.09	0.10

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 40 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. These products are sold primarily through independent marketing organizations.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended March 31,
(In thousands)	2024	2023
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,270,247	1,234,151

Operating items
Insurance premiums	$27,861	26,207
Net investment income	13,686	13,311
Investment related gains (losses), net	1,086	(437)
Total revenues	43,139	39,960

Claims and surrenders	27,364	24,439
Total benefits and expenses	37,339	33,588

Income before federal income tax	5,800	6,372

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$359,740	348,890

Operating items
Insurance premiums	$10,812	12,042
Net investment income	3,537	3,470
Investment related gains (losses), net	(91)	99
Total revenues	14,258	15,611

Claims and surrenders	5,749	5,860
Total benefits and expenses	13,635	14,278

Income before federal income tax	623	1,333

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended March 31,
Unaudited (In thousands)	2024	2023
Income before federal income tax	$4,925	6,715
Less:
Investment related gains (losses)	963	(288)
Property insurance business income	5	54
Adjusted income before federal income tax	$3,957	6,949

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of March 31,
Unaudited (In thousands, except per share data)	2024	2023
Stockholders' equity, end of period	$195,183	154,291
Less: Accumulated other comprehensive income (loss) (AOCI)	(99,770)	(115,465)
Stockholders' equity, end of period, excluding AOCI	$294,953	269,756

Book value per Class A common share - diluted	$3.94	3.09
Less: Per share impact of AOCI	(2.01)	(2.32)
Book value per Class A common share - diluted, excluding AOCI	$5.95	5.41

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project”, "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts

Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)